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                                                                   EXHIBIT 10.28
May 1, 1997

Diane Wong
831 Neptune Avenue
Encinitas, CA 92024


Re: Offer of Employment

Dear Diane,

I am very pleased to confirm our offer to you of employment with ANDATACO (the "Company"). You will report to me, in the position of Controller. If you accept our offer, your effective date of hire will be June 16, 1997.

The terms of our offer are as follows:

1. Your starting salary will be $7,916.66 per month, payable as earned in accordance with the Company's normal payroll policies.

2. You are eligible for the Executive Bonus Plan which can pay up to 15% depending on Company financial performance.

3. You are eligible for an option plan which vest equally over four years, when available. The number of options to be no less than 60,000.

4.  You are eligible for Andataco 401k profit sharing when available.

5.  You will be eligible for the group health insurance, paid holidays, twelve
    (12) vacation days, and sick days as stipulated in the Company's personnel policies.

6. If your employment is terminated by Andataco without mutual consent by yourself, you will be eligible to seek other employment or be entitled to up to six (6) months severance pay, whichever comes sooner.

7. As an employee of the Company you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interest of the Company, you will need to sign the Company's standard "Proprietary Rights & Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to your former employers.
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Letter to Diane Wong
Offer of Employment
May 1, 1997
Page Two of Three



8. Your employment with the Company is terminable at will, which means that you will be free to terminate your employment with the Company at any time for any reason or no reason, with or without notice. Similarly, the Company may terminate your employment at any time for any reason or no reason, with or without notice, subject to the provisions of Item 6. By accepting this offer of employment, you will be agreeing that your employment is terminable at will, and acknowledge that no one has the authority to promise you, either orally or in writing, anything to the contrary.

9. The terms of this letter constitutes the entire agreement between us regarding your employment with the Company and shall supersede any other agreements made prior to or on the date of this letter. This offer, if not accepted, will expire on May 8, 1997 at 5:00pm.

The Company requires the following as an important condition to employment: all new employees must pass the pre-employment drug screening test and provide information verifying authorization to work in the United States. You have three
(3) days of acceptance of this offer to provide the verifying documents.

Please be aware that as our Company evolves, there may be opportunities or changes in your initial responsibilities, salary, title, or reporting relationships.

Any disputes or questions arising hereunder, including the construction or application of this Agreement, shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in force. If the parties cannot agree upon an arbitrator with ten (10) days after demand of either party, either or both parties may request the American Arbitration Association to name a panel of five (5) arbitrators. Andataco shall strike the names of two (2) on this list; the offeree shall then strike two (2) names and the remaining name shall be the arbitrator. The decision of the arbitrator shall be final and binding upon the parties, both as to law and to fact, and shall not be appealable to any court in any jurisdiction. The expenses of the arbitrator shall be shared equally by the parties, unless the arbitrator determines that the expenses shall be otherwise assessed.

The Company is an Affirmative Action and Equal Opportunity Employer and does not discriminate based on age, color, disability, national origin, race, medical condition, marital status, religion or sex.
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Letter to Diane Wong
Offer of Employment
May 1, 1997
Page Three of Three


We are pleased to extend this offer to you. To let us know that you have read it and accept all of its terms, please sign and return this letter to me. We look forward to you joining us, Diane, and feel confident that your abilities and qualifications will contribute to our mutual success. If you have any questions, please feel free to contact me or Ligaya Bowman at (619) 453-9191.



Sincerely,

ANDATACO


/s/ Richard A. Hudzik
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Richard Hudzik
Chief Financial Officer



Acknowledged, Accepted and Agreed


/s/ Diane Wong                      Date signed     May 5, 1997
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Diane Wong